Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

May 5, 2014

Contact: Keith Schroeder

Chief Financial Officer

(918) 824-4605

ORCHIDS PAPER PRODUCTS COMPANY ENTERS STRATEGIC ALLIANCE WITH FABRICA DE PAPEL SAN FRANCISCO, S.A. DE C.V

PRYOR, OKLAHOMA (May 5, 2014) — Orchids Paper Products Company (“Orchids”) (NYSE MKT: TIS) today announced a strategic alliance with Fabrica de Papel San Francisco, S.A. de C.V. (“Fabrica”) to support the growth of Orchids’ U.S. west coast sales.  Fabrica, which is based in Mexicali, Baja California, Mexico, is a recognized world-class, low cost manufacturer of high-quality tissue paper products.  Orchids expects this alliance will allow Orchids to effectively and efficiently service customers in the western United States and support Orchids’ vision to become a national supplier of high-quality consumer tissue products in the value, premium and ultra-premium tier markets.

Fabrica is a privately owned business which started as a tissue converter in 1958 and has grown to 150,000 metric tons of capacity, one of the largest tissue manufacturers by capacity in Mexico.  In 2013, Fabrica started up the world’s first NTT paper machine.

As part of this alliance, Orchids will acquire Fabrica’s current U.S. business, including certain manufacturing assets and access to 18,000 metric tons of capacity each year to support the value, premium and ultra-premium requirements of the U.S. market, with an option to purchase an additional 7,000 metric tons in each of the first two years. Products will be produced at Fabrica’s facility in Mexicali, Mexico and shipped directly to Orchids’ U.S. customers.  Operating margins on products produced under this agreement are expected to be consistent with margins earned on products produced in Orchids’ facility in Oklahoma.  Additionally, Orchids will receive a non-compete in the United States from Fabrica as well as an exclusive license to use certain of Fabrica’s trademarks in the United States.

Orchids will pay an aggregate of $36.7 million under various agreements, including shares of Orchids common stock having a value of $20 million and cash of $16.7 million, which Orchids expects to fund with a new term loan, discussions of which are proceeding well.

Under the terms of the alliance, Orchids will nominate Mario Armando Garcia Franco, President and Director of Fabrica, or other such person designated by Fabrica, for election as a member of Orchids’ Board of Directors following closing of the transaction.  More details of the alliance are available in Orchids’ Form 8-K, which was filed today and is available at www.sec.gov or on Orchids’ website at www.orchidspaper.com.

The expected strategic and financial benefits of the transactions to Orchids are as follows:

•                  Ability to cost effectively service new and existing customers and distribution centers in the western United States

•                  Assumption of Fabrica’s current U.S. business;

•                  Fabrica’s unaudited U.S. sales totaled approximately $25.8 million in 2013 and $8.0 million in Q1 2014, and EBITDA was approximately $5.1 million in 2013 and $2.0 million in Q1 2014.

•                  Implementation of best practices to improve quality and reduce costs across both companies

•                  Immediate accretion to earnings per share

“We are extremely pleased to begin a long-term partnership with Fabrica,” stated Jeffrey Schoen, President and Chief Executive Officer of Orchids.  “Mario Armando Garcia Franco, the President and Director of Fabrica, is a 40-year veteran in this space and has built one of the largest tissue manufacturing operations in Mexico.  His team is truly world-class.  Over the past year, I have been able to develop a strong relationship with Mario and his team and believe our goals and vision are aligned.  We believe our alliance with Fabrica will allow us to cost effectively provide high-quality products and superior customer service to a portion of the market that was previously difficult to access due to cost challenges.  We look forward to pursuing additional opportunities with Fabrica.”

The alliance has been unanimously approved by Orchids’ Board of Directors and the owners of Fabrica and is expected to close in the second quarter of 2014, following satisfactory completion of customary closing conditions.

Representatives from Orchids and Fabrica will be discussing details of the alliance at the Taglich Brothers 11th Annual Small Cap Investor conference on Tuesday, May 6, 2014 at 8:30 a.m. eastern.  A live webcast of the conference will be available at www.orchidspaper.com and www.taglichbrothers.com.

William Blair & Company acted as financial advisors to Orchids on this transaction.

Forward-Looking Statements

This release contains forward-looking statements that involve certain contingencies and uncertainties.  Orchids intends these forward-looking statements to be covered by the safe harbor provision for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  These statements relate to future events or future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause its actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.  In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology.  Although Orchids believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements.  These statements are only predictions.

Factors that could materially affect Orchids’ actual results, levels of activity, performance or achievements include, without limitation, Orchids’ ability to obtain financing the parties’ ability to consummate the Asset Purchase Agreement and related transactions, and those detailed under the caption “Risk Factors” in Orchids’Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the Securities and Exchange Commission on March 6, 2014.

Orchids’ actual results may be materially different from what it expects.  Orchids does not undertake any duty to update these forward-looking statements after the date hereof, even though Orchids’ situation may change in the future.  All of the forward-looking statements herein are qualified by these cautionary statements.

About Orchids Paper Products Company

Orchids Paper Products Company is an integrated manufacturer of tissue paper products serving the at home private label consumer market.  From its operations in northeast Oklahoma, Orchids produces a full line of tissue products, including paper towels, bathroom tissue and paper napkins, to serve the value through premium quality market segments.  Orchids provides these products to retail chains throughout the United States For more information on Orchids and its products, visit Orchids’ website at http://www.orchidspaper.com.

About Fabrica de Papel San Francisco, S.A. de C.V.

Fabrica de Papel San Francisco, S.A. de C.V. is a privately owned company, starting as a tissue converter in 1958. It has grown to 150,000 metric tons of capacity, one of the largest tissue manufacturers by capacity in Mexico. Fabrica started up the first NTT paper machine in the world in 2013.